EXHIBIT 99.1

First Cash Announces Pricing of $200 Million Offering of Senior Notes
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ARLINGTON, Texas (March 17, 2014) -- First Cash Financial Services, Inc. (NASDAQ: FCFS) (“First Cash”) announced today that it has priced a private offering of $200 million of its 6.75% Senior Notes due 2021 (the “Notes”) at an issue price of 100% of principal amount. The offering is expected to close on March 24, 2014. First Cash intends to use the net proceeds from the sale of the Notes in connection with the repayment of all amounts outstanding under its revolving credit facility, to pay certain other indebtedness in full and for general corporate purposes.

Wells Fargo Securities and Deutsche Bank Securities acted as joint lead book-runners in connection with the sale of the Notes.

The Notes were offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in accordance with Regulation S under the Securities Act. The Notes were not registered under the Securities Act or under any state securities laws. Therefore, First Cash may not offer or sell the Notes within the United States to, or for the account or benefit of, any United States person unless the offer or sale would qualify for a registration exemption from the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 relating to future events of First Cash. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions.

About First Cash

Founded in 1988, First Cash is a leading international operator of pawn stores. First Cash focuses on serving cash and credit constrained consumers through its retail pawn locations, which buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small consumer pawn loans secured by pledged personal property. Today, First Cash owns and operates 913 stores in 12 U.S. states and 26 states in Mexico.

First Cash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. First Cash’s common stock (ticker symbol "FCFS") is traded on the NASDAQ Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 505-3199
Email:     investorrelations@firstcash.com
Website:    www.firstcash.com

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